Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

BETWEEN

JOSEPH M. ZUBRETSKY

AND

UNUMPROVIDENT CORPORATION

EMPLOYMENT AGREEMENT

1. Effective Date	1

2. Employment	1

3. Employment Period	1

4. Extent of Service	1

5. Compensation and Benefits	2

(a) Base Salary	2

(b) Incentive, Savings and Retirement Plans	2

(c) Welfare Benefit Plans	4

(d) Expenses	4

(e) Fringe Benefits	4

(f) Paid Time Off	5

6. Change in Control	5

7. Termination of Employment	7

(a) Death or Retirement	7

(b) Disability	7

(c) Termination by the Company	7

(d) Termination by Executive	8

(e) Notice of Termination	9

(f) Date of Termination	9

8. Obligations of the Company upon Termination	9

(a) Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability	9

(b) Death, Disability or Retirement	11

(c) Cause; Other than Good Reason	11

(d) Expiration of Employment Period	12

9. Non-exclusivity of Rights	12

10. Full Settlement; No Mitigation	12

11. Certain Additional Payments by the Company	12

12. Restrictions on Conduct of Executive	15

(a) Covenant Not to Compete	15

(b) Forfeiture Event	15

(c) Confidential Information	16

(d) General	16

13. Disputes	17

14. Successors	18

15. Miscellaneous	18

(a) Governing Law	18

(b) Captions	18

(c) Amendments	18

(d) Notices	19

(e) Severability	19

(f) Withholding	19

(g) Waivers	19

(h) Entire Agreement	19

(i) Release	19

- ii -

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 1st day of March, 2005 by and between UnumProvident Corporation, a Delaware corporation (the “Company”), and Joseph M. Zubretsky (“Executive”), to be effective as of the Effective Date, as defined in Section 1.

BACKGROUND

The Company desires to engage Executive as the Senior Executive Vice President, Finance, Investments and Corporate Development of the Company from and after the Effective Date, in accordance with the terms of this Agreement. Executive is willing to serve as such in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Effective Date. The effective date of this Agreement (the “Effective Date”) shall be March 16, 2005.

2. Employment . Executive is hereby employed on the Effective Date as the Senior Executive Vice President, Finance, Investments and Corporate Development of the Company. Executive will be the highest ranking financial executive in the Company who reports directly to the Chief Executive Officer of the Company (“CEO”) and he will have as direct reports the Finance (including the Chief Financial Officer), Investments and Investor Relations functions. In such capacity, Executive shall have the duties, responsibilities and authority commensurate with such position as shall be assigned to him by the CEO, which shall be consistent with the duties, responsibilities and authority of such an officer of a public company engaged in similar lines of business to that engaged in by the Company and its subsidiaries from time to time.

3. Employment Period. Unless earlier terminated herein in accordance with Section 7 hereof, Executive’s employment shall be for a term beginning on the Effective Date and ending on December 31, 2007 (the “Employment Period”). Beginning on December 31, 2005 and on each December 31 thereafter, the Employment Period shall, without further action by Executive or the Company, be extended by an additional one-year period; provided, however, that either party may cause the Employment Period to cease to extend automatically, by giving written notice (a “Notice of Non-Renewal”) to the other not less than 60 days prior to any December 31 renewal date. Upon such Notice of Non-Renewal, the Employment Period shall terminate upon the expiration of the then-current term, including any prior extensions.

4. Extent of Service. During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to the Effective Date and acknowledged by the Company in writing, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of Executive’s responsibilities to the Company. Specifically, the Company hereby acknowledges and agrees that Executive may continue to serve as a member of the board of directors of GAB Robins LLC (Delaware) until December 31, 2005; provided that, with respect to such board service, Executive shall recuse himself from any matter related to GENEX Services, Inc. or the Company and provided, further, that Executive acknowledges that his service on the board of directors of GAB Robins LLC (Delaware) is not at the request of the Company and is not covered by any rights to indemnification or director and officer liability insurance provided by the Company.

5. Compensation and Benefits.

(a) Base Salary. During the Employment Period, the Company will pay to Executive base salary at the rate of U.S. $650,000 per year (“Base Salary”), less normal withholdings, payable in approximately equal bi-weekly or other installments as are or become customary under the Company’s payroll practices for its employees from time to time. The Compensation Committee of the Board of Directors of the Company shall review Executive’s Base Salary annually and may increase (but not decrease) Executive’s Base Salary from year to year. Such adjusted salary then shall become Executive’s Base Salary for purposes of this Agreement. The annual review of Executive’s salary by the Board will consider, among other things, Executive’s own performance, and the Company’s performance.

(b) Incentive, Savings and Retirement Plans. During the Employment Period, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs available to senior executive officers of the Company (“Peer Executives”), as determined by the Board of Directors from time to time. Without limiting the foregoing, the following shall apply:

(i) Sign-On Bonus. On the Effective Date, Executive shall receive a sign-on bonus in the amount of $775,000. If Executive voluntarily terminates employment prior to the second anniversary of the Effective Date, excluding a resignation for Good Reason, he shall repay to the Company an amount equal to the product of (A) $775,000, and (B) a fraction, the numerator of which is the number of days between the Date of Termination and the second anniversary of the Effective Date, and the denominator of which is 730. Such repayment shall be set-off or otherwise credited against Executive’s taxable W-2 compensation hereunder or repaid in such a way for Executive to recoup income taxes paid on such amount.

(ii) Annual Bonus. During the Employment Period, Executive will be entitled to participate in the Company’s executive bonus plan, pursuant to which he will have an opportunity to receive an annual cash bonus based upon the achievement of performance goals established from year to year by the Compensation Committee of the Board of Directors of the Company (such bonus earned at the stated “target” level of achievement being referred to herein as the “Target Bonus”). Executive’s Target Bonus opportunity each year shall be recommended by the CEO to the Compensation Committee, and shall always be at least 100% of his Base Salary. Payout can vary from the Target Bonus, depending upon corporate performance and individual performance which can have formula driven features and subjective features; provided, however that for 2005 only, Executive’s minimum annual bonus will be 100% of his Base Salary, payable in February 2006. The 2005 annual bonus will not be prorated if the Effective Date is before March 31, 2005.

(iii) Long-Term Incentives. During the Employment Period, Executive will be eligible for long-term incentive awards, which may be in the form of cash or equity-based awards or both, in each case having terms and determined in the same manner as long-term incentive awards to Peer Executives, unless Executive consents to a different type of award or different terms of such award than are applicable to Peer Executives. Executive’s target long-term incentive opportunity shall be recommended by the CEO to the Compensation Committee, and shall be at least 200% of Executive’s Base Salary measured on an annual equivalent basis. Without limiting the foregoing, Executive shall be granted an award of performance-based restricted stock as of the Effective Date, which will vest based on the achievement of Company and individual performance goals, as determined by the Compensation Committee, consistent with awards to Peer Executives granted in February 2005. The number of shares subject to such initial award shall be determined by dividing $1,300,000 by the fair market value of the Company’s common stock on the Effective Date, which represents 200% of Executive’s starting Base Salary, and such award shall vest over not more than two years.

(iv) Initial Grant of Restricted Stock. Executive shall be granted an award of restricted stock as of the Effective Date (the “Sign-On Grant”), which will vest as to one third of the shares on the third, fourth and fifth anniversaries of the Effective Date, provided Executive is then employed by the Company, or in full upon an occurrence of a Change in Control, the giving by the Company of a Notice of Non-Renewal, or Executive’s earlier termination of employment due to his Death, Retirement (as defined below), Disability or as provided in Section 7(d) or 8(a) of this Agreement. The number of shares subject to the Sign-On Grant shall be determined by dividing

$2,700,000 by the fair market value of the Company’s common stock on the Effective Date. As the record owner, Executive shall be entitled to full voting and dividend rights with respect to such shares from and after the date of grant, even while they are subject to a risk of forfeiture.

(v) SERP. Executive will participate in the Unum Corporation Senior Executive Retirement Plan providing monthly retirement benefits, determined as set forth in Attachment A, and subject to satisfying applicable eligibility requirements (the “Retirement Benefit”).

(c) Welfare Benefit Plans. During the Employment Period, Executive and Executive’s eligible dependents shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription drug, dental, disability, employee life, dependent life, accidental death and travel accident insurance plans and programs) (“Welfare Plans”) to the extent available to other Peer Executives.

(d) Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in the course of performing his duties and responsibilities under this Agreement, in accordance with the policies, practices and procedures of the Company to the extent available to other Peer Executives with respect to travel, entertainment and other business expenses. Without limiting the foregoing, the Company will pay, or reimburse Executive for, the reasonable legal fees and expenses incurred by Executive in connection with the negotiation and execution of this Agreement, not to exceed $10,000.

(e) Fringe Benefits. During the Employment Period, Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company available to other Peer Executives. Without limiting the foregoing the following shall apply:

(i) Relocation Benefits. Executive will be entitled to relocation assistance in connection with his move to Chattanooga, Tennessee from Connecticut, for up to the longer of (i) two years after the Effective Date or (ii) two years after the sale of his home in Connecticut, consistent with the terms and conditions the UnumProvident Relocation Payback Agreement, including the Primacy Relocation Program. The Company will make a gross-up payment to Executive to cover federal, state and local income taxes on any income recognized by Executive from the Home Sale Benefit. For such period as desired by Executive during the Employment Period, the Company will provide Executive with use of the corporate apartment in Chattanooga, Tennessee. The Company will make a gross-up payment to Executive to cover federal, state and local income taxes on any income recognized by Executive for the first six months of such apartment privileges.

(ii) Financial and Tax Planning. During the Employment Period, and consistent with plans, practices, programs and policies of the Company available to Peer Executives, Executive will be provided with the services of a financial counselor (through financial counseling firms designated by the Company), plus reimbursement of $3,000 per year for related financial planning services, such as will preparation and preparation of tax returns.

(iii) Club Membership. During the Employment Period, Executive will be provided with membership privileges at the Chattanooga Golf and Country Club.

(f) Paid Time Off . During the Employment Period, Executive will be entitled to such paid time off as may be provided from time to time under any plans, practices, programs and policies of the Company available to other Peer Executives.

6. Change in Control. For the purposes of this Agreement, a “Change in Control” shall mean the occurrence of any one of the following events:

(a) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the Securities Exchange Act of 1934 (“Act”)) (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the Act and as used in Sections 13(d)(3) and 14(d)(2) of the Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election or Contest or Proxy Contest, shall be deemed an Incumbent Director;

(b) any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control of the Company by virtue of any of the following acquisitions: (A) by the Company of any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by an underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (c)), or (E) a transaction (other than one described in (c) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (E) does not constitute a Change in Control of the Company under this paragraph (b);

(c) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), or sale or other disposition of all or substantially all of the Company’s assets to an entity that is not an affiliate of the Company (a “Sale”), unless immediately following such Reorganization or Sale: (A) more than 50% of the total voting power of (x) the corporation resulting from such Reorganization or the corporation which has acquired all or substantially all of the assets of the Company (in either case, the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale (any Reorganization or Sale which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

7. Termination of Employment.

(a) Death or Retirement. Executive’s employment shall terminate automatically upon Executive’s death or Retirement during the Employment Period. For purposes of this Agreement, “Retirement” shall mean retirement that would entitle Executive to normal retirement benefits under the Company’s then-current retirement plan.

(b) Disability. If the Company determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of Executive, as determined by the Board, to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months. At the request of Executive or his personal representative, the Board’s determination that the Disability of Executive has occurred shall be certified by two physicians mutually agreed upon by Executive, or his personal representative, and the Company. Failing such independent certification (if so requested by Executive), Executive’s termination shall be deemed a termination by the Company without Cause and not a termination by reason of his Disability.

(c) Termination by the Company. The Company may terminate Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure of Executive to perform substantially Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the CEO which specifically identifies the manner in which the CEO believes that Executive has not substantially performed Executive’s duties, or

(ii) any act that constitutes, on the part of Executive, fraud, dishonesty, breach of fiduciary duty, misappropriation, embezzlement or gross misfeasance of duty;

(iii) willful disregard of published Company policies and procedures or codes of ethics; or

(iv) willfully engaging in conduct by Executive in his office with the Company that is grossly inappropriate and demonstrably likely to lead to material injury to the Company.

Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the CEO or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in subparagraph (i), (ii) (iii) or (iv) above, and specifying the particulars thereof in detail.

(d) Termination by Executive. Executive’s employment may be terminated by Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the following events, provided, however, that clauses (i) through (v) shall constitute Good Reason only in the absence of the written consent of Executive:

(i) the assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2 of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose (A) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company within 30 days after receipt of notice thereof given by Executive, or (B) a change in the individual occupying the position to which Executive reports;

(ii) any failure by the Company to comply with any of the provisions of Section 5 of this Agreement (including, but not limited to, any reduction in Annual Base Salary), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company within 30 days after receipt of notice thereof given by Executive;

(iii) any purported termination by the Company of Executive’s employment otherwise than as expressly permitted by this Agreement;

(iv) any failure by the Company to comply with and satisfy Section 14(c) of this Agreement; or

(v) any required relocation of Executive of greater than 75 miles from the Company’s Chattanooga, Tennessee headquarters, provided that no required relocation shall be considered to constitute Good Reason unless it occurs during the CIC Period (as defined in Section 8(a)(i)(B)). If such required relocation occurs during a CIC period, the Company shall provide Executive with the same level of relocation benefits as are available to other Peer Executives immediately prior to the Change in Control).

Notwithstanding the foregoing, placing Executive on a paid leave for up to 30 days, pending the determination of whether there is a basis to terminate Executive for Cause, shall not constitute a Good Reason event; provided, further, that, if Executive is subsequently terminated for Cause, then Executive shall repay any amounts paid by the Company to Executive during such paid leave period.

A termination by Executive shall not constitute termination for Good Reason unless Executive shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason, and there shall have passed a reasonable time (not less than 60 days) within which the Company may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Executive. Good Reason shall not include Executive’s death or Disability.

(e) Notice of Termination. Any termination by the Company or Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 15(d) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(f) Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated other than by reason of death or Disability, the date of receipt of the Notice of Termination or any later date specified therein within 60 days after receipt of the Notice of Termination, as the case may be, or (ii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

8. Obligations of the Company upon Termination.

(a) Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability. If, during the Employment Period, the Company shall terminate Executive’s employment other than for Cause or Disability, or Executive shall terminate employment for Good Reason during the 90-day period following the occurrence of the event giving rise to Good Reason, then (and with respect to the payments and benefits described in clauses (i)(B) through (vii) below, only if Executive executes a Release in substantially the form of Attachment B hereto (the “Release”)):

(i) the Company shall pay to Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

A. the sum of (1) Executive’s Base Salary through the Date of Termination to the extent not theretofore paid, and (2) the product of (x) the highest annual bonus paid to Executive for any of the three years prior to the Date of Termination or, if the CEO’s Employment Agreement with the Company is hereafter amended to so provide, the average of the annual bonuses paid to Executive for the three years prior to the Date of Termination (the “Applicable Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations”); and

B. a severance payment equal to 200%, or 300% if the Date of Termination occurs within 24 months after the occurrence of a Change in Control (the “CIC Period”), times the sum of Executive’s Annual Base Salary and Applicable Annual Bonus (the “Severance Payment”); and

(ii) the Company shall continue for 24 months (or for 36 months if the Date of Termination occurs during the CIC Period) after the Date of Termination (the “Welfare Benefits Continuation Period”) to provide to Executive (and Executive’s dependents, if applicable), any group health and welfare benefits to which Executive and/or Executive’s eligible dependents would otherwise be entitled to continue under COBRA, or if more favorable to Executive, benefits substantially equivalent to those group health and welfare benefits which would have been provided to them in accordance with the Welfare Plans described in Section 5(c) of this Agreement if Executive’s employment had not been terminated; provided, however, that if Executive becomes reemployed with another employer (including self-employment) and becomes eligible to receive group health and benefits from such employer, the Company’s obligation to provide the health and welfare benefits described herein shall cease, except as otherwise provided by law and provided, further, that the Welfare Benefits Continuation Period shall run concurrently with any period for which Executive is eligible to elect health coverage under COBRA; and

(iii) the Sign-On Grant will become immediately vested as of the Date of Termination; and

(iv) if the Date of Termination occurs during the CIC Period, all stock options, restricted stock awards and other equity based awards other than the Sign-On Grant held by Executive shall vest immediately as of the Date of Termination (and any such options will remain exercisable through the earlier of (A) the original expiration date of the option, or (B) the end of the 24-month period beginning on the Date of Termination); and

(v) if the Date of Termination occurs during the CIC Period, the Company shall pay to Executive a lump sum cash payment equal to the difference between (A) the actuarial present value of the Retirement Benefit determined using the actuarial assumptions prescribed under the tax-qualified defined benefit plan under which Executive was eligible for participation at the Date of Termination, assuming Executive had accumulated three (3) additional years of employment (and, if the CEO’s Employment Agreement with the Company is hereafter amended to so provide, three (3) additional years of attained age), and (B) the actuarial present value of the Retirement Benefit determined using the actuarial assumptions prescribed under the tax-qualified defined benefit plan under which Executive was eligible for participation at the Date of Termination; and

(vi) the Company shall provide Executive with reasonable outplacement services in accordance with Company policies; and

(vii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b) Death, Disability or Retirement. If Executive’s employment is terminated by reason of Executive’s death, Disability or Retirement during the Employment Period, this Agreement shall terminate without further obligations to Executive or Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive or Executive’s legal representatives, estate or beneficiaries, as applicable, in a lump sum in cash within 30 days after the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 8(b) shall include without limitation, and Executive or Executive’s legal representatives, estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death, disability or retirement benefits, if any, as are applicable to Executive on the Date of Termination, including the Retirement Benefit in accordance with its terms. For the avoidance of doubt, the parties acknowledge that the Sign-On Grant will by its terms accelerate upon Executive’s death, Retirement or Disability.

(c) Cause; Other than for Good Reason. If Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to Executive other than the obligation to pay to Executive his Annual Base Salary through the Date of Termination and any Other

Benefits, in each case to the extent theretofore unpaid. If Executive voluntarily terminates employment during the Employment Period, excluding a resignation for Good Reason or Retirement, this Agreement shall terminate without further obligations to Executive, other than other than the obligation to pay to Executive his Annual Base Salary through the Date of Termination and any Other Benefits, in each case to the extent theretofore unpaid.

(d) Expiration of Employment Period. If Executive’s employment shall be terminated due to the normal expiration of the Employment Period, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. The term Other Benefits as used in this Section 8(d) shall include without limitation, and Executive shall be entitled to receive, benefits under such plans, programs, practices and policies relating to severance, if any, as are applicable to employees generally as of the Date of Termination.

9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any employee benefit plan, program, policy or practice provided by the Company or any of its affiliated companies and for which Executive may qualify, except as specifically provided herein. Amounts that are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

10. Full Settlement; No Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

11. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 11) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then

Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 11(a), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the “Reduced Amount”) that could be paid to Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

(b) Subject to the provisions of Section 11(c), all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, shall be made by the Company’s independent auditors or such other certified public accounting firm reasonably acceptable to Executive as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 11, shall-be paid by the Company to Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 11(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

(c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 11(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by Executive of an amount advanced by the

Company pursuant to Section 11(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 11(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 11(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

12. Restrictions on Conduct of Executive.

(a) Covenant Not to Compete. During the term of this Agreement, Executive shall not directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any competing business, whether for compensation or otherwise, without the prior written consent of the Company. Notwithstanding the preceding sentence, Executive shall not be prohibited from owning less than one (1%) percent of any publicly traded corporation, whether or not such corporation is deemed to be a competing business. For the purposes of this Agreement, a “competing business” shall be any business which is a significant competitor of the Company or any of its subsidiaries, or which the Company reasonably determines may become a significant competitor, unless Executive’s primary duties and responsibilities with respect to such business are not related to the management or operation of disability insurance or complementary special risk products and services in any country where the Company or any of its subsidiaries is conducting business.

(b) Forfeiture Event. If Executive engages in any activity described in Section 12(a) or, breaches Section 12(c), or solicits (as defined below) any non-clerical employee of the Company or any of its subsidiaries after the Date of Termination and during the 24 month period thereafter (any such event a “Forfeiture Event”), then all payments and benefits provided to Executive under Section 8 of this Agreement shall immediately cease, Executive shall forfeit his rights under Section 8, and all outstanding equity awards shall terminate and cease to be exercisable as of such date. In addition, Executive shall remit to the Company in cash an amount equal to the income recognized on the exercise of any stock options during the 90-day period prior to such Forfeiture Event. For purposes of this Agreement, “solicit” shall mean any direct or indirect communication made, initiated or expressly condoned by Executive, inviting, advising, encouraging or requesting any non-clerical employee of the Company or any of its subsidiaries, in any manner, to resign from the Company or to apply for or accept employment with any person or entity. For purposes of implementing this provision, Executive shall notify the Company in advance of undertaking any employment, consulting or other relationship with any business during the 24-month period after the Date of Termination. This Section 12(b) shall cease to apply upon the occurrence of a Change in Control.

(c) Confidential Information. The Executive hereby acknowledges that, as an employee of the Company, he will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Company and its strategic plan and financial operations. The Executive further recognizes and acknowledges that all confidential information is the exclusive property of the Company, is material and confidential, and is critical to the successful conduct of the business of the Company. Accordingly, Executive hereby covenants and agrees that he will use confidential information for the benefit of the Company only and shall not at any time, directly or indirectly, during the term of this Agreement and thereafter divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for his own benefit or for the benefit of others.

(d) General.

(i) Any termination of Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 12.

(ii) The Executive acknowledges and agrees that the Company will have no adequate remedy at law, and could be irreparably harmed, if Executive breaches or threatens to breach any of the provisions of Section 12(a), (b) (excluding the fourth sentence thereof) or (c). The Executive agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of such provisions, and to specific performance of each of the terms thereof in addition to any other legal or equitable remedies that the Company may have. The Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 12, raise the defense that the Company has an adequate remedy at law.

(iii) The terms and provisions of this Section 12 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions on Executive’s conduct imposed by this Section 12 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 12 unreasonable in duration or geographic scope or otherwise, Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

(iv) The parties acknowledge that this Agreement would not have been entered into and the benefits described in Sections 5 or 8 would not have been promised in the absence of Executive’s promises under this Section 12.

13. Disputes.

(a) Arbitration. Executive and the Company shall attempt in good faith to resolve any controversy or claim between Executive and the Company arising out of or relating to or concerning this Agreement or any aspect of Executive’s employment with the Company or the termination of that employment (together, an “Employment Matter”). Failing such agreement, then prior to the occurrence of a Change in Control, and subject to the provisions of this Section 13, any such Employment Matter will be finally settled by arbitration in the County of New York administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules then in effect. However, the AAA’s Commercial Arbitration Rules will be modified in the following ways: (i) each arbitrator will agree to treat as confidential evidence and other information presented to them, (ii) there will be no authority to award punitive damages (and Executive and the Company agree not to request any such award), and (iii) the proceeding shall be expedited as much as practical consistent with the AAA’s Commercial Arbitration Rules, and (iv) a decision must be rendered within 10 business days of the parties’ closing statements or submission of post-hearing briefs. Any controversy or claim between Executive and the Company arising after the occurrence of a Change in Control relating to an Employment Matter shall not be subject to mandatory arbitration under this Section 13, and Executive or the Company may bring an action or special proceeding in a state or federal court of competent jurisdiction to resolve such controversy or claim.

(b) Injunctions and Enforcement of Arbitration Awards. The Executive or the Company may bring an action or special proceeding in a state or federal court of competent jurisdiction to enforce any arbitration award under Section 13(a). Also, the Company may bring such an action or proceeding, in addition to its rights under Section 13(a) and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Section 12. The Executive agrees that (i) violating any part of Section 12(a), 8(b) or 8(c) would cause damage to the Company that cannot be measured or repaired, (ii) the Company therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of Section 12(a), 8(b) or 8(c), (iii) no bond will need to be posted for the Company to receive such an injunction, order or other relief and (iv) no proof will be required that monetary damages for violations of Section 12(a) or Section 12(c) would be difficult to calculate and that remedies at law would be inadequate.

(c) Waiver of Jury Trial. To the extent permitted by law, Executive and the Company waive any and all rights to a jury trial with respect to any Employment Matter.

(d) Payment of Enforcement Costs. Subject to the last sentence of this Section 13(d), the Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) pursued or defended against in good faith by Executive regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code. With respect to any such contest occurring prior to the occurrence of a Change in Control, the Company’s obligations to Executive under this Section 10(d) shall not exceed $25,000.

14. Successors.

(a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives, estate or beneficiaries, as applicable.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

15. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

(b) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(c) Amendments. This Agreement may not be amended or modified otherwise than-by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	Joseph M. Zubretsky
160 Riverside Boulevard
Unit 31F
New York, New York 10069

If to the Company:	UnumProvident Corporation
1 Fountain Square
Chattanooga, TN 37402
Attention: Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g) Waivers. Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h) Entire Agreement. Except as provided or otherwise contemplated herein, this Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

(i) Release. All payments under this Agreement to be made in connection with Executive’s termination of employment will be conditioned on Executive signing a general form of release substantially in the form attached hereto as Attachment B.

(signatures on following page)

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Joseph M. Zubretsky
Joseph M. Zubretsky

UNUMPROVIDENT CORPORATION

By:	/s/ Susan N. Roth
Susan N. Roth

Attachment A

Joseph M. Zubretsky

Employment Agreement Retirement Benefit

(for Illustrative Purposes Only)

Employee Data:
Date of Birth	10/16/1956
Employment Date	03/16/2005
Date of Termination	12/31/2018
Age at Termination	62
Benefit Commencement Date (of Annual Retirement Benefit)	01/01/2019
Age at Benefit Commencement (not earlier than age 55)	62

Earnings - based on qualified plan pensionable earnings, but without regard to IRC 401 (a) (17) limit on compensation, plus amounts deferred under any nonqualified deferred compensation plan Five Year Final Average Earnings (FAE) – based on qualified plan definition; (current definition is highest five calendar year earnings during the last ten consecutive calendar years of employment)	$2,175,696

Service – Maximum service recognized is 20 years	14

Retirement Benefit:
(1) Gross Annual Retirement Benefit (1.75% x Service (max 20 years) x FAE	$533,046
(2) Early Retirement Reduction Factor at Benefit Commencement Age (5% reduction per year from age 62)	1.00
(3) Gross Annual Retirement Benefit, reduced for Early Retirement [ (1) x (2) ]	$533,046

Reductions
(4) Annual Pension Plan Benefit	$38,250
(5) Annual Supplemental Plan Benefit (nonqualified)	$296,477
(6) Social Security Benefit (age 65 benefit calculated based on Social Security wage and benefit levels as of termination. This offset is applied to monthly payments due after the month in which the participant attains age 65 (no offset prior to age 65)	$25,000
(7) (a) Annual Retirement Benefit, Net of Reductions, Payable prior to and including Month in which Participant attains age 65 [(3) – (4) – (5)]	$198,318

(b) Annual Retirement, Net of Reductions, Payable beginning in Month after Attainment of Age 65 [(3) – (4) – (5) – (6)]	$173,318

Assumptions (used for illustration purposes only):

1.	$650,000 base salary in initial year of employment

2.	MICP payment of 100% of base salary (paid in year following year earned)

3.	5% annual salary increases

4.	401(a)(17) limit is $210,000 in 2005 and increases 2.5% annually

5.	Assumes no changes to SERP plan design regarding offsetting Social Security Benefit at age 65

Disclaimer: The assumptions used herein are for illustration purposes only and are not a prediction or guaranty of future events, results or compensation.

Attachment B

Form of Release

This Release is granted effective as of the      day of                     ,             , by Joseph M. Zubretsky (“Executive”) in favor of UnumProvident Corporation (the “Company”). This is the Release referred to in that certain Employment Agreement dated as of March 1, 2005 by and between the Company and Executive (the “Employment Agreement”). Executive gives this Release in consideration of the Company’s promises and covenants as recited in the Employment Agreement, with respect to which this Release is an integral part.

1. Release of the Company. Executive, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (“the Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which Executive ever had or now has against the Released Parties, including any claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors, and Executive. It is understood and agreed that this Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Release, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; claims for statutory or common law wrongful discharge, including any claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for wages or vacation pay; claims for benefits, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and provided, however, that nothing herein will release the Company of its obligations to Executive under the Employment Agreement or any other contractual obligations between the Company or its affiliates and Executive, or any indemnification obligations to Executive under the Company’s bylaws, certificate of incorporation, Delaware law or otherwise.

2. Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, Executive agrees that by executing this Release, he has released and waived any and all claims he has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. It is understood that Executive is advised to consult with an attorney prior to executing this Release; that he in fact has consulted a knowledgeable, competent attorney regarding this Release; that he may, before executing this Release, consider this Release for a period of twenty-one (21) calendar days; and that the consideration he receives for this Release is in addition to amounts to which he was already entitled. It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that Executive may revoke this Release within seven (7) calendar days from the date of execution hereof.

Executive agrees that he has carefully read this Release and is signing it voluntarily. Executive acknowledges that he has had twenty one (21) days from receipt of this Release to review it prior to signing or that, if Executive is signing this Release prior to the expiration of such 21-day period, Executive is waiving his right to review the Release for such full 21-day period prior to signing it. Executive has the right to revoke this release within seven (7) days following the date of its execution by him. However, if Executive revokes this Release within such seven (7) day period, no severance benefit will be payable to him under the Employment Agreement and he will return to the Company any such payment received prior to that date.

EXECUTIVE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING CONCERNING HIS EXECUTION OF THIS RELEASE AND THAT HE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.